UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WESTERN SIERRA RESOURCE CORPORATION

(Exact Name of the Registrant as Specified in its Charter)

Utah	87-0267213
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6175 Plumtree Lane, Edmond, OK 73034

 (Address of Principal Executive Offices and Zip Code)

928-680-5513

(Registrant's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(do not check is a smaller reporting company)	Smaller reporting company	☒

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this Form 10-12g contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, "may", "will", "expect", "intend", "project", "estimate", "anticipate", "believe" or "continue" or the negative thereof or similar terminology. They include statements regarding our:

  financial position,

  business strategy,

  budgets,

  amount, nature and timing of capital expenditures,

  cash flow and anticipated liquidity,

  future marketing costs,

  acquisition and development of other technologies,

  future demand for our products and services,

  operating costs and other expenses.

  Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" and include:

  general economic conditions,

  our cost of sales,

  our ability to generate sufficient cash flows to operate,

  availability of capital,

  the strength and financial resources of our competitors,

  our ability to find and retain skilled personnel, and

  the lack of liquidity of our common stock.

  Any of the factors listed above and other factors contained in this Form 10 could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this Form 10. Our forward-looking statements speak only as of the date made.

  Western Sierra Resource Corporation (WSRC) (the "Company") is voluntarily filing this Registration of Securities on Form 10, or this "Registration Statement," to register its Common Shares ("Shares") pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Once this Registration Statement becomes effective, the Company will be subject to the requirements of Regulation 13A under the Exchange Act, which will require it to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing Registration Statements pursuant to Section 12(g) of the Exchange Act.

  ITEM 1 : DESCRIPTION OF BUSINESS

  Corporate Background

  Western Sierra Resource Corporation (the "Company") was formed August 19, 1907 in Utah and has offices in Edmond, OK, and Steamboat Springs, CO. The Company has been continuously active in the precious metals mining industry in Nevada, Arizona, California, and Mexico. Currently the Company owns six precious metals reserves in Arizona and one in Nevada. Our office in Edmond, OK allows us to manage the Company's mineral (precious metals, helium, natural gas) resource projects located in the Southwestern United States. Our office in Steamboat Springs, CO allows us to manage our water and infrastructure assets in Northwest CO for implementation of industrial hemp irrigation, processing, and manufacture of hemp-based building materials for construction of on-site affordable housing in resort area with an historically pent-up demand for workforce housing.

  Western Sierra Resource Corporation ("Western Sierra", "the Company", "we" or "us") (formerly Western Sierra Mining Corp) was originally formed on August 19, 1907 as The Gold Chain Mining Company in the State of Utah to engage in gold and other precious mineral mining. The Company filed Articles of Restatement of its Articles of Incorporation on April 26, 1996 in the State of Utah. On September 24, 2018, the Company changed its name to Western Sierra Resource Corporation.

  The Company's Mission is, through responsible stewardship, to mature as a multifaceted, natural resource company focused on the development and expansion of its eco-friendly, high-yield, resource-based projects. These projects include utilizing its $40+ million in land and water assets near Steamboat Springs, Colorado for irrigation and cultivation of high value industrial hemp with which to manufacture "green" building products for construction of affordable homes; development and patent of "green" energy technologies for construction, energy and water conservation, and for alternative and renewable off-grid power sources; the development and ' of the gold, silver and other precious mineral reserves at the Sage Hen mining project in central Nevada as a hedge against global currency fluctuation; and the development of helium and natural gas projects in the Four Corner's area in the Southwestern US. In every endeavor, the Company is committed to responsible stewardship of natural and renewable resources while generating a range of products and opportunities sensitive to the planet, and yet beneficial for both the consumer and the Company's shareholders. WSRC and its officers and directors are committed to providing the initial funding to get all of these projects into revenue without issuing any new shares. The Company has completed its PCAOB audits in preparation for filing a Form 10 registration statement and as part of its overall plan to move toward an exchange listing.

  Current Corporate Focus

  Resource management is defined as "The wise use of capital, time, materials, information, and experience." Western Sierra Resource Corporation strives to provide value to its shareholders and the global community through responsible stewardship of natural resources and conservation technologies.

  Despite the years the Company has been in business, and the approximate $65 million value of its appraised and audited assets, and its assemblage of resources and industry experts necessary to bring these projects to fruition, our Company has changed its historical focus on mining to include other natural, renewable, and sustainable resource- based projects. We are, therefore, a development stage company with a limited operating history, operations, and revenues and we will need to raise capital to implement our planned operations. If we are unable to do so, an entire investment in our stock could be lost.

  Revenue

  Our revenues for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2021, are described in detail in the Financial Statement included in the Form 10.

  Our Strategy

  Our strategy is to seek the additional capital necessary to inplemenate and develop the propertie describe in this registration statement. We believe that by becoming an SEC full reporting Company and seeking an echange listing, the Company will accomplish these goals.

  Employees

  As of September 30, 2021, we have two full-time employees.  Management is fully engaged in the Company's endeavors and devotes as much time as it deems necessary to handle the affairs of the Company with other services provided on a contract basis.

  Our Approach to the Business

  We believe there are opportunities to acquire properties and companies that have existing revenue or are now operating under marginal circumstances and can be redeveloped for profitable operation as part of the Company. When we identify such a prospect we determine whether there is reason to believe the prospect has revenue potential or existing operations, determine a value for the prospect, and, if warranted under all the circumstances, pursue acquisition of the prospect.

  ITEM 1A: RISK FACTORS

  You should carefully consider the risk factors set forth below as well as the other information contained in this filing before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

  Risks related to our Company from COVID-19

  The COVID-19 pandemic poses specific risks related to our Company.

  The COVID-19 pandemic poses specific risks related to our Company. Specifically it makes it difficult for us to evaluate specific business opportunities, visit certain areas easily, meet with potential investors and joint venture partners. Some investment companies may also determine that because we are a company with limited revenue and assets, that we will delayed unreasonably in our ability to create new products and expand in a timely manner. This may influence them in a negative manner and make decisions based on those estimates of our potential future performance.

  We intend to pursue business operations during the COVID-19 pandemic. With these existing opportunities, there may be unforeseen delays and late payments due to COVID-19. This may reduce our ability to obtain investment financing for those opportunities. This will require the Company to acquire these opportunities being asked to agree to unreasonable terms or abandon those opportunities altogether. This will increase our cost and create delays in acquiring opportunities.

  There is, however, a potential upside to the COVID-19 disruption. If we can obtain the confidence of investors, we may be able to target opportunities where the income has been delayed or disrupted by the pandemic. We would typically have to make a fast offer on such opportunities in order to negotiate a sale. We would expect to obtain such opportunities at a discount relative to a normal market appraisal.

  In either case the COVID-19 pandemic will cause continued disruption in the US and Canadian markets for an unknown time period. This may result in the delays in the Company's operations.

  Risks related to our business

  Because our auditors have issued a going concern opinion and we may not be able to achieve our objectives, we may have to suspend business operations should capital or other resources, such as management or other personnel cease to be available.

  Our auditors' report in our attached financial statements, expressed an opinion that the Company's capital resources as of September 30, 2021, are not sufficient to sustain operations. These conditions raise substantial doubt about our ability to continue as a going concern. There is the distinct possibility that we will no longer be a going concern and will cease operations.

  We depend heavily on our senior management and we may be unable to replace key executives if they leave

  The loss of the services of one or more members of our senior management team or our inability to attract, retain and maintain additional senior management personnel could harm our business, financial condition, results of operations and future prospects.  Our operations and prospects depend in large part on the performance of our senior management team, particularly our Chief Executive Officer and Chief Financial Officer. In addition, we may not be able to find qualified replacements for either of them if their services are no longer available. We do not have key man insurance on our Officers.

  Our Officers and Directors will continue to have substantial control over us and could delay or prevent a change in corporate control.

  As of September 30, 2021, our two directors own all of our Preferred Stock, see Item 4, which has votes equal to 100 times the number of common shares outstanding. As a result, they have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

    delaying, deferring or preventing a change in control of our company;

    impeding a merger, consolidation, takeover or other business combination involving our company; or

    discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

  We will require additional capital to fund our future activities. If we fail to obtain additional capital, we may not be able to implement fully our business plan, which could lead to a decline in reserves.

  We are dependent on our ability to obtain financing to supplement our cash flow from operations. Historically, we have financed our business plan and operations primarily with issuances of common stock. We also require capital to fund our capital budget.

  ITEM 1A: RISK FACTORS - continued

  Risks related to our business - continued

  We require significant capital in order to expand our operations. We will be required to meet our needs from our internally generated cash flows, debt financings and equity financings.

  If our revenues decrease as a result of a lower stock price, operating difficulties, declines in demand for the Company's products or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. Even if additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations and available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our projects, which in turn could lead to a possible loss of businesses and a decline in any revenue.

  Competition for suitable acquisitions is intense, and many of our competitors have resources that are greater than ours.

  We operate in a highly competitive environment for acquiring suitable a company and trained personnel for its operation. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours.

  Those companies may be able to develop and acquire more business prospects and productive properties than our financial or personnel resources permit. Our ability to acquire additional businesses in the future will depend on our ability to evaluate and select suitable companies and consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for early stage investment. We may not be able to compete successfully in the future in acquiring a suitable business, marketing its products, attracting and retaining quality personnel and raising additional capital.

  We depend on our management team and other key personnel. Accordingly, the loss of any of these individuals could adversely affect our business, financial condition and the results of operations and future growth.

  Our success largely depends on the skills, experience and efforts of our management team and other key personnel. The loss of the services of one or more members of our senior management team or of our other employees with critical skills needed to operate our business could have a negative effect on our business, financial condition, results of operations and future growth. We have not entered into employment agreements with our two Directors. See "Executive Compensation Item 6 Employment agreements and other arrangements." If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected.

  Our ability to manage our growth, if any, will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified personnel. Competition for these types of personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate our business profitably.

  Technological changes could put us at a competitive disadvantage.

  We are dependant on certain technologies, where most of our past efforts have been, is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior products compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

  Attempts to grow our business could have an adverse effect on our ability to manage our growth effectively.

  Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

  Our growth strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

  Our growth strategy may include acquiring a suitable business acquisition. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully.

  Furthermore, acquisitions involve a number of risks and challenges, including:

    diversion of management's attention;

    the need to integrate acquired operations;

    potential loss of key employees of the acquired companies;

    potential lack of operating experience in a geographic market of the acquired business; and

    an increase in our expenses and working capital requirements.

  Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from the acquired businesses or realize other anticipated benefits of those acquisitions.

  ITEM 1A: RISK FACTORS - continued

  Risks related to our business - continued

  We currently are and expect to remain an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, until the earliest of:

    The last day of our fiscal year in which the fifth anniversary of an initial public offering of shares of our common stock occurs;

    The end of the fiscal year in which our total annual gross revenues first exceed $1.0 billion;

    The date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

    The last day of a fiscal year in which we (1) have an aggregate worldwide market value of our common stock held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act.

  Under the JOBS Act, we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an "emerging growth company" and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act.

  This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

  Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to make an irrevocable election not to take advantage of this exemption from new or revised accounting standards. We will therefore be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

  We will be subject to ongoing Reporting Obligations subsequent to the effectiveness of this Registration Statement

  Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549 and on the SEC's website at www.sec.gov. Information on the operation of the SEC's public reference room may be obtained by calling the SEC at (202) 551-8090 or (800) SEC-0330.

  Risks related to this filing

  There has been no public market for our common stock, and our stock price may fluctuate significantly.

  There is currently no public market for our common stock, and an active trading market may not develop or be sustained after the sale of all of the shares covered by this filing. The market price of our common stock could fluctuate significantly as a result of:

    our operating and financial performance and prospects;

    quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

    changes in revenue or earnings estimates or publication of research reports by analysts about us or the exploration and ' industry;

    liquidity and registering our common stock for public resale;

    actual or unanticipated variations in our reserve estimates and quarterly operating results;

    sales of our common stock by our stockholders;

    increases in our cost of capital;

    changes in market valuations of similar companies;

    adverse market reaction to any increased indebtedness we incur in the future;

    additions or departures of key management personnel;

    actions by our stockholders;

  If a trading market develops for our common stock, stock markets in general experience volatility that often is unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

  We do not anticipate paying any dividends on our common stock in the foreseeable future.

  We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to expand our business. A lack of a revolving credit facility will restrict our ability to pay cash dividends on our common stock, and we may be unable to enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

  Certain stockholders' shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly.

  As of September 30, 2021, we have outstanding 349,089,208 shares of common stock.  Sales of a substantial number of shares of our common stock in the public markets following this filing by any of our existing stockholders (or persons to whom our existing stockholders may distribute shares of our common stock), or the perception that such sales might occur, could have a material adverse effect on the price of our common stock or could impair our ability to obtain capital through an offering of equity securities.

  ITEM 1A: RISK FACTORS - continued

  Risks related to this filing - continued

  You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

  We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present stockholders and purchasers of common stock offered hereby. We are currently authorized to issue 500 million shares of common stock and 110 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock.

  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes.

  If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

  The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about our business and us. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about our business or us.

  The availability of shares for sale in the future could reduce the market price of our common stock.

  In the future, we may issue securities to raise cash for acquisitions. We may also acquire interests in outside companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

  In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

  Our common stock can become subject to penny stock regulation.

  As a penny stock, our common stock may become subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market or another recognized stock exchange and has a market price of less than $5.00 per share.

  Depending upon our stock price, we may be included within the SEC Rule 3(a)(51) definition of a penny stock and have our common stock considered to be a "penny stock," with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934.

  Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser's written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a "penny stock" if our net tangible assets exceed $2,000,000 or our average revenue is at least $6,000,000 for the previous three years.

  ITEM 2: FINANCIAL INFORMATION

  Management's Discussion and Analysis of Financial Condition and Results of Operations.

  This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively, the "Filings") contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by Company's management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions as they relate to the Company or the Company's management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company's business, industry, and the Company's operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

  Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

  The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this registration statement.  In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this registration statement.

  PLAN OF OPERATION

  The Company owns $47,591,426 in audited water assets (recently appraised at over $60,000,000) which WSRC is actively applying to "beneficial use" projects in Routt County, Colorado. These water assets have serviced 3 rural residential subdivisions for over 10 years, and have been decreed for residential, commercial, and industrial development as well as agriculture, storage, and several other "beneficial uses" under Colorado State Water Law. These water assets (water rights and extensive infrastructure) have, since execution of a February 5, 2021 contract with Global Hemp Group, Inc. become pivotal in a plan being active executed for cultivation of industrial hemp on 664 acres of land; processing and manufacture of hemp-based construction materials on 44 acres; and construction of affordable homes on 166 acres of land using hemp-based materials to meet a serious demand for housing to support the Steamboat Springs Resort area. To that purpose, the Company acquired (closed June 15, 2021) the 44 acres of commercial/industrial property at a price of $1,400,000, which is now in the final stages of City Planning Commission approval after receipt of the Company's final engineered site plan design for this collaborative project with Global Hemp Group Inc. This approval paves the way for construction of the processing and manufacturing facilities for scheduled completion in late Summer 2022. The 664-acre agricultural land parcel and 166-acre residential development land parcel are under "hard contract" with $450,000 paid October 21, 2021 as non-refundable earnest money pending City approval of land use plans submitted for commencement of development in the Spring of 2022. As of the Company's September 30, 2021 audited financial statements, this project has generated net income for the Company in the amount of $1,065,993, with an additional contractual payment resulting in over $3,000,000 of net income for the Company as a receivable on February 25, 2022.

  As announced in a press release of 09.30.21 the Company confirmed the audit and filing of Company's 09.30.21 Financial Statements. The Company's 3rd Quarter financial statements were completed and filed within the guidelines of Generally Accepted Accounting Principles (GAAP) and reflect net income of $1,065,993 and total assets of $50,137,216. The Company filed copies of the completed 2019 and 2020 Audits on OTC Markets concurrent with its 10.27.21 press release.

  The Company continues to position itself as a multi-dimensional natural resource, renewable resource, and energy / energy conservation enterprise and is investing the necessary time, diligence, and capital to achieve sustainable growth by meeting individual project revenue objectives to the benefit of our shareholders. 2022 Revenues will be realized through concentrated effort in the following Project areas:

    Natural Resource Development: Enhanced (Proprietary and Eco-Sensitive) Microscopic Recovery of Precious Metals as a hedge against currency fluctuation/devaluation. In June of 2021, the Company acquired a 70 percent (70%) interest in Silver State Mining Group which owns the Sage Hen Mine in Nevada. Substantial Testing has been completed and production will commence upon BLM permit approval during the first quarter of 2022.

    Natural Resource Development: Water and Infrastructure for beneficial use in cultivation of industrial hemp for processing and subsequent manufacture of "green" carbon sequestering construction products to build affordable homes in collaboration with Global Hemp Group. (Hayden, Colorado). Planning and permit approvals are expected well in advance of spring planting and horizontal development work on both the 44-acre commercial/industrial land the residential land with vertical construction beginning during July of 2022.

    Natural Resource Development: Helium exploration and production to address unmet demand in myriad technological applications. (NM, CO, AZ, NV). Projects have been isolated, leases obtained, and permitting should allow for exploration to commence in 2nd Quarter 2022.

    Energy Conservation and Power Generation Technologies: On-going R&D, patent, and implementation of environmentally conscious innovations for energy/cost saving Heating/Cooling (HVAC), Refrigeration, and Air Purification systems; Long-life Energy Storage Systems; Low (and no) emission motors, engines, generators, and turbine technologies for both stationary and mobile powertrain applications; and Air-Water Generation (AWG) systems for domestic supply and food production, to name a few. Several potentially lucrative contracts are currently under negotiation for large-scale production. (Escondido, CA, St. George, UT)

  PLAN OF OPERATION - continued

  The following table provides our revenue, cost of revenue, gross loss, operating expenses, loss from operations, other income and net loss information for each of the periods indicated below.

	For the nine months ended September 30, 2021		For the nine months ended September 30, 2020
	(Unaudited)		(Unaudited)
Revenue	$-		$-
Cost of revenue	-		-
Gross Profit	1,202,800		-
Operating expenses	136,817		46,909
Profit (Loss) from operations	1,065,983		(46,909)
Other income(expense)		-	-
Net Income (loss)	$1,065,983		$(46,909)

	For the year ended December 30, 2020	For the year ended December 31, 2019

Revenue	$-	$-
Cost of revenue	-	-
Gross loss	-	-
Operating expenses	76,779	12,145
Profit (Loss) from operations	(76,779)	(12,145)
Other Income (expense)	-	-
Net income (loss)	$(76,779)	$(12,145)

  Operating Expenses

  General and Administrative Expenses

  General and administrative expenses consist primarily of administrative compensation, travel, legal and other professional services fees, and other general overhead costs.

  Income from Operations

  The Company had net income of $1,065,983 for the nine months ended September, 30, 2021. Management plans to raise additional capital through to fund its projects through borrowings from the officers and directors.

  Income Tax Expense

  The Company has unused net operating loss carryforwards for income tax purposes totaling approximately $29,174,237 and $30,240,220 at September 30, 2021 and December 31, 2020, respectively, expiring through the year 2040 subject to the Internal Revenue Code Section 382, which places a limitation on the amount of taxable income that can be offset by net operating losses after a change in ownership. In accordance with certain provisions of the Tax Reform Act of 1986 a change in ownership of greater than fifty (50%) percent of a corporation within a three (3) year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards.

  Stock-Based Compensation

  There are no stock options in effect at this time

  Liquidity and Capital Resources

  For the nine months ended September 30, 2021, the Company has realized revenues totaling $1,202,800 resulting in a net income of $1,065,983. As of September 30, 2021, the working capital deficit was ($7,269,682), the stockholders' equity was $41,681,552 and the accumulated deficit was ($29,174,237). The Company has changed its business focus to the development and expansion multiple resource-based projects including its water rights and other natural resource related projects. Management plans to raise additional capital through to fund its projects through borrowings from the officers and directors.

  Litigation

  From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

  Off-Balance Sheet Arrangements

  We do not have off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, often established for the purpose of facilitating off- balance sheet arrangements or other contractually narrow or limited purposes.

  Recently Issued Accounting Standards

  None.

  Inflation

  Inflation was not a material factor in either revenue or operating expenses during the years ended December 31, 2019 and 2020.

  Critical Accounting Estimates

  We apply the following critical accounting policies in the preparation of our financial statements:

  Income taxes

  Current income taxes are based on the year's taxable income for federal and state income tax reporting purposes. Deferred income taxes are provided on a liability basis whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and rates on the date of enactment.

  In June 2006, the FASB issued SFASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). This statement clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company believes its tax positions are all highly certain of being upheld upon examination.

  Contingencies and Litigation

  None.

  Off Balance Sheet Arrangements

  None.

  ITEM 3: PROPERTIES

  Our corporate office is located at 6175 Plumtree Lane, Edmond, OK 73034 . This is the office of our officer and director, Roger Johnson, and is provided at no cost to the Company. The Company does not own or lease any properties.

  ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of October 31, 2021 the number and percentage of the outstanding shares of common stock, which according to the information available to Western Sierra, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of Western Sierra, no person is the beneficial owner of five percent or more of the outstanding common stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class
Roger Johnson (1) 6175 Plumtree Lane, Edmond, OK 73034	77,796,413	22.3%

Dennis Atkins (1) 6175 Plumtree Lane, Edmond, OK 73034	77,796,413	22.3%

All executive officers, beneficial owners, and directors as a group	155,592,826	44.6

  (1) Our two Officers and Directors additionally owns all of the 1,000,000 Preferred shares that have voting rights of 1:100 with respect to Common Stock.

  ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

  Directors and Officers

  The following table sets forth the names, ages, and positions with Western Sierra for each of the directors and officers as of September 30, 2021.

Name	Age	Position	Since
Roger Johnson	68	Chief Executive Officer, and President	March 2004

Dennis Atkins	61	Chief Financial Officer	March 2004

  None of the Officers and Directors hold a directorship in any other publicly held company.

  All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of the Board of Directors. The following is information on the business experience of each director and officer.

  Roger Johnson - CEO, President and Director

  Mr. Johnson is the President and C.E.O. of Western Sierra Resource Corporation. Mr. Johnson has a history of over 40 years in entrepreneurial business ownership and senior leadership roles in real property investment, property management, REITS, mortgage lending, real estate development, and natural resource development (including water, land, agriculture and minerals). During his career, Mr. Johnson has individually, and in partnership with banks, securities firms, national and regional corporations, private companies, and private investors established numerous businesses and developed thousands of acres of land for a variety of residential agricultural, and commercial uses.

  Dennis Atkins - Chief Financial Officer and Director

  Mr. Atkins is the Chief Financial Officer and a Director of Western Sierra Mining. He is a Certified Public Accountant with over fifteen years of experience in public accounting, specializing in the audits of publicly traded companies. Mr. Atkins is a member of the American Institute of Certified Public Accountants and holds licenses in Oklahoma and California. His firm is a member of the Securities and Exchange Commission's practice Section of the American Institute of Certified Public Accountants. Mr. Atkins holds a bachelor's degree in Accounting from Oklahoma State University and a master's degree in Accountancy from the University of Oklahoma.

  Board Meetings

  The Board of Directors meets at least four times during the year. All directors attended at least 75 percent of the meetings of the Board.

  Board Compensation

  Effective March, 2004 Western Sierra's Directors are not compensated for attending meetings of the Board of Directors or for attending meetings of Board committees. Expenses are reimbursed.

   ITEM 6: EXECUTIVE COMPENSATION

  Annual Compensation

  The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Western Sierra for the years ended December 31, 2020, December 31, 2019 and through September 30, 2021 of those persons who were executive officers of Western Sierra for the period endingSeptember 30, 2021, or who receive annual salary and bonuses exceeding $100,000.

		Annual	Long Term
		Compensation	Compensation

Name and Principal Position	Year	Salary ($)	Warrant Awards($)
Roger Johnson	2020		-0-
President and CEO	2019	$120,000	$-0-

Dennis Atkins	2020		-0-
Chief Financial Officer	2019	$120,000	$-0-

  Stock Options

  No options are currently issued to any executive, employee, consultant or investor.

  Executive Compensation Arrangements

  Western Sierra has not entered into employment contracts with Mr. Chaffee as Chief Executive Officer, nor with Mr. Atlins Financial Officer.
  They both have consulting agreements.

The current consulting agreements of the executive officers are as follows:
Roger Johnson, Chief Executive Officer	$120,000	per year
Dennis Atkins, Chief Financial Officer	$120,000	per year

  The above consulting agreements for Mr. Chaffee and Mr. Atkins indicated has been booked as an accrued liability.

  ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  None. At various times the Officers and Directors have advanced money to pay expenses on behalf of the Company. As of September 30, 2021 $nn.nnn is due to the Officers.

  ITEM 8: LEGAL PROCEEDINGS

  Neither Western Sierra nor any of its officers, directors or holders of five percent or more of its common stock is a party to any additional material pending legal proceedings and to the best of our knowledge, no additional such proceedings by or against Western Sierra or its officers, or directors or holders of five percent or more of its common stock have been threatened.

  ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S

  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  Market Price and Stockholder Matters

  Western Sierra's common stock trades in the pink sheets market and quotations for the common stock are listed in the "Pink Sheets" published by OTCMarkets under the symbol "WSRC". The following table sets forth for the respective periods indicated the prices of Western Sierra's common stock in this market as reported and summarized by the National Quotation Bureau. Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended	Low Bid ($)	High Bid ($)
March 31, 2021	0.07	0.08
June 30, 2021	0.07	0.08
Sept 30, 2021	0.07	0.08

March 31, 2020	0.07	0.08
June 30, 2020	0.07	0.08
Sept 30, 2020	0.07	0.08
Dec 31, 2020	0.07	0.08

March 30, 2019	0.07	0.08
June 30, 2019	0.07	0.08
Sept 30, 2019	0.07	0.08
Dec 31, 2019	0.07	0.08

  On September 30, 2021 there were 100 holders of record of our common stock listed by our transfer agent.

  Dividend Policy

  We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

  ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

  Since January 1, 2019 through September 30, 2021, we sold and issued the unregistered securities described below. We believe that each of the securities transactions from the last three years described below was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering and Regulation D promulgated under the Securities Act of 1933. In each case, the number of investors was limited, the investors were either all accredited and/or otherwise qualified and had access to material information about the registrant, and restrictions were placed on the resale of the securities sold.

  On January 22, 2019, the Company issued 2,500,000 shares to an unrelated party for services valued at $10,000 resulting in a share value of $.004.

  On June 7, 2019, the Company issued 5,000,000 shares to an unrelated party in partial payment of a debt owed by the Company's CEO of $10,000 resulting in a share value of $.002.

  On August 2, 2019, the Company converted $36,000 of debt for 1,281,641 shares resulting in a share value of $.028.

  On February 11, 2020 the Company issued 350,000 shares to an unrelated party for consulting services valued at $35,000 resulting in a share value of $.07.

  On October 1, 2020 two officers agreed to contribute/return a total of 103,182,825 shares to the Company for cancellation. These shares are reflected in the equity section on the Company's balance sheet as Stock To Be Cancelled. Also on October 1, 2020 the Company agreed to issue a total of 131,626,825 shares to two officers in exchange for prior accumulated accrued compensation totaling $1,135,011 and prepaid compensation totaling $312,884. These shares are reflected in the equity section on the Company's balance sheet as Stock To Be Issued.

  Warrants

  The Company has not issued any warrants.

  ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

   Description of Common Stock

  The Company is authorized to issue 500,000,000 common shares with a par value of $0.001 per share.

  We have not paid any cash dividends since our inception.

  ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED - continued

  Description of Preferred Stock

  The Company is authorized to issue 110,000,000 shares of preferred stock, $.001 par value, with such rights, preferences, variations and such other designations for each class or series within a class as determined by the Board of Directors. The preferred stock is not convertible into common stock, does not contain any cumulative voting privileges, and does not have any preemptive rights. 100,000,000 shares of preferred stock have been designated as Series A Preferred Stock and 10,000,000 shares of preferred stock have been designated as Series B Preferred Stock. The following describes the Series A and Series B Preferred Stock designations: Each one (1) share of the Series A Preferred Stock shall have 100 votes per shares.

  Series A & B Preferred Stock

  The Series A Preferred Stock has no dividend rights, no liquidation rights and no redemption rights, and was created primarily to be able to obtain a quorum and conduct business at shareholder meetings. All shares of the Series A Preferred Stock shall rank (i) senior to the Company's common stock and any other class or series of capital stock of the Company hereafter created, (ii) 'pari passu' with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Each one (1) share of the Series A Preferred Stock shall have 100 votes per shares.

  The Series B Preferred Stock has no dividend rights, no liquidation rights and no redemption rights.

  On May 21, 2014, the Company completed the acquisition of various water rights in Northern Colorado with a combined appraised value of $40,500,000 in exchange for 11,888,560 shares of the Company's Series A Preferred Stock.

  On October 23, 2018 the Company issued 8,006,440 Series A Preferred Shares to its CEO as compensation for pledging his shares as collateral to secure certain debts of the Company.

  General Description of Preferred Stock

  The shares of Preferred Stock, other than the SERIES A Preferred Stock, could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

    the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

    whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

    the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and

    the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

  We believe that the availability of preferred stock provides flexibility in structuring future financings, should the need for additional financing arise. We have no plans, understandings, arrangements, or agreements for issuing any shares of preferred stock at the present time.

  Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of Western Sierra. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Western Sierra. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. Western Sierra does not intend to adopt any anti-takeover measures at the present time.

   Shares Eligible For Future Sale

  At September 30, 2021 Western Sierra had 349,089,208 shares of common stock outstanding, of which nnn,nnnn shares constituted "restricted securities" within the meaning of Rule 144 adopted under the Securities Act of 1933. In general, under Rule 144 a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the time such shares were acquired from Western Sierra or any of its affiliates. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of: (i) 1% of the then outstanding shares of common stock; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about Western Sierra. All shares held by persons who are deemed to be affiliates of Western Sierra are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of Western Sierra for more than two years may be sold without limitation under Rule 144.

  Sales of substantial amounts of common stock in the future, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock and could impair our ability to raise capital through an offering of equity securities.

  Transfer Agent

  Pacific Stock Transfer Co. our transfer agent. Their offices are located at 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 8911. Their telephone number is 702-361-3033.

  ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Florida Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Florida, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Western Sierra or is or was serving at the request of Western Sierra as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

  ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The Financial Statements of Western Sierra Group, Inc. for the years ended December 31, 2020 and 2019 and for the period ending September 30, 2021, appearing at the end of this registration statement.

   ITEM 14: CHANGES IN AND DISAGREEMENS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

  There are currently no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

  ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

  Financial Statements

  The Financial Statements of Western Sierra Group, Inc. for the years ended December 31, 2020 and 2019 and for the three quarters
  September 30, 2021 ending appearing at the end of this registration statement.

  Exhibits

  See the Exhibit Index beginning following the signature page.

  SIGNATURES

  In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

WESTERN SIERRA RESOURCE CORPORATION

Date:	December 17, 2021	By:	/s/ Roger Johnson Chief Executive Officer, and Director
Date:	December 17, 2021	By:	/s/ Dennis Atkins, Chief Financial Officer, and Director

  Exhibit Index

  Copies of the following documents are included as exhibits to this registration statement.

Exhibit	Title of Document
No.

3.1	Articles of Incorporation

3.1	Amended Articles of Incorporation - Name Change

3.3	Bylaws

12.1	Opinion of Counsil

99.1	MPG Agreement

99.2	SSMG Agreement

  WESTERN SIERRA RESOURCE CORPORATION

  FINANCIAL STATEMENTS

  C O N T E N T S

AUDITED FINANCIAL STATEMENTS DECEMBER 31, 2020 AND 2019
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F1
BALANCE SHEETS as of December 31, 2020 and 2019	F2
STATEMENTS OF OPERATIONS for the years ending December 31, 2020 and 2019	F3
STATEMENTS OF STOCKHOLDERS DEFICIT for the years ending December 31, 2020 and 2019	F4
STATEMENTS OF CASH FLOWS for the years ending December 31, 2020 and 2019	F5
NOTES TO FINANCIAL STATEMENTS	F6 to F9

FINANCIAL STATEMENTS (UNAUDITED) SEPTEMBER 30, 2021
BALANCE SHEETS	F10
STATEMENTS OF OPERATIONS	F11
STATEMENTS OF STOCKHOLDERS DEFICIT	F12
STATEMENTS OF CASH FLOWS	F13
NOTES TO FINANCIAL STATEMENTS	F14 to F16

WESTERN SIERRA RESOURCE CORPORATION

Contents

Financial Statements

Report of Independent Registered Public Accounting Firm 1
Balance Sheets 2
Statements of Operations 3
Statement of Shareholders' Equity 4
Statements of Cash Flows 5
Notes to Financial Statements 6

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Western Sierra Resource Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Western Sierra Resource Corporation as of December 31, 2020 and 2019, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company's auditor since 2021
Lakewood, CO
September 14, 2021

WESTERN SIERRA RESOURCE CORPORATION
Balance Sheets

ASSETS

	December 31, 2020	December 31, 2019
CURRENT ASSETS		
Cash and cash equivalents	$ 44	$ 12,314
Prepaid expenses	312,884	-
Total Current Assets	312,928	12,314
WATER RIGHTS	46,720,846	45,284,812
MINING PROPERTY AND ORE RESOURCES	406,500	400,000
OTHER ASSETS	-	7,000
Total Assets	$ 47,440,274	$ 45,704,126

STOCKHOLDERS' EQUITY

	December 31, 2020	December 31, 2019
CURRENT LIABILITIES		
Accounts payable	$ 23,962	$ -
Current maturities of notes payable	5,856,786	5,021,253
Total Current Liabilities	5,880,748	5,021,253
LONG-TERM NOTES PAYABLE	943,957	2,574,671
Total Liabilities	6,824,705	7,595,924
STOCKHOLDERS' EQUITY		
Common stock - par value $.001 500,000,000 shares authorized; 349,089,208 and 348,739,208 shares issued and outstanding respectively	349,089	348,739
Preferred stock - par value $.001 110,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding respectively	20,000	20,000
Stock to be cancelled	(103,182)	-
Stock to be issued	1,447,895	-
Paid-in capital	69,141,987	67,906,904
Retained earnings (deficit)	(30,240,220)	(30,167,441)
Total Stockholders' Equity	40,615,569	38,108,202
Total Liabilities and Stockholders' Equity	$ 47,440,274	$ 45,704,126

The accompanying notes are an integral part of these financial statements.

2

WESTERN SIERRA RESOURCE CORPORATION
Statements of Operations

	Year Ended December 31, 2020	Year Ended December 31, 2019
REVENUES	$ -	$ -
OPERATING COSTS AND EXPENSES		
Professional fees	41,000	-
Office expenses	1,137	396
Reporting company expenses	34,642	11,749
Total Expenses	76,779	12,145
Operating Income (Loss)	(76,779)	(12,145)
OTHER INCOME (EXPENSES)		
Interest income (expense)	-	-
Other income	4,000	-
Income before income taxes	(72,779)	(12,145)
Provision for income taxes	-	-
NET INCOME (LOSS)	$ (72,779)	$ (12,145)
Earnings Per Share (see Note 2):		
Basic weighted average number of common shares outstanding	349,089,208	348,739,208
Basic income (loss) per share	$ -	$ -
Diluted weighted average number of common shares outstanding	349,089,208	348,739,208
Diluted income (loss) per share	$ -	$ -

The accompanying notes are an integral part of these financial statements.

3

WESTERN SIERRA RESOURCE CORPORATION

Statement of Stockholders' Equity

	Common Stock		Preferred Stock		Stock To Be	Stock To Be	Paid-in	Retained	
	Shares	Amount	Shares	Amount	Cancelled	Issued	Capital	Deficit	Total
Balance, December 31, 2018	339,957,567	$ 339,957	20,000,000	$ 20,000	$ -	$ -	$ 67,859,686	$ (30,155,296)	$ 38,064,347
Stock issued for acquisiton of asset (January 22, 2019)	2,500,000	2,500					7,500		10,000
Stock issued for acquisiton of asset (June 7, 2019)	5,000,000	5,000					5,000		10,000
Issuance of stock for conversion of debt (August 2, 2019)	1,281,641	1,282					34,718		36,000
Net loss for period								(12,145)	(12,145)
Balance, December 31, 2019	348,739,208	$ 348,739	20,000,000	$ 20,000	$ -	$ -	$ 67,906,904	$ (30,167,441)	$ 38,108,202
Issuance of stock for consulting fees (February 11, 2020)	350,000	350					34,650		35,000
103,182,825 common shares to be returned by two officers and cancelled (October 1, 2020)					(103,182)		103,182		-
103,182,825 common shares to be issued to two officers for accrued compensation (October 1, 2020)						1,135,011			1,135,011
28,444,000 common shares to be issued to two officers for prepaid compensation (October 1, 2020)						312,884			312,884
$1,097,251 in accrued compensation forgiven by an officer (October 1, 2020)							1,097,251		1,097,251
Net loss for period								(72,779)	(72,779)
Balance, December 31, 2020	349,089,208	$ 349,089	20,000,000	$ 20,000	$ (103,182)	$ 1,447,895	$ 69,141,987	$ (30,240,220)	$ 40,615,569

The accompanying notes are an integral part of these financial statements.

4

WESTERN SIERRA RESOURCE CORPORATION

Statements of Cash Flows

	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating activities:		
Net income (loss)	$ (72,779)	$ (12,145)
Adjustments to reconcile net income/loss to net cash useed in operating activities:		
Non-cash fees/compensation	41,000	-
(Increase) decrease in assets:		
Other assets		
Increase (decrease) in liabilities:		
Accounts payable	23,962	-
Accrued expenses	-	-
Total adjustments	64,962	-
Net cash from/(used in) operating activities	(7,817)	(12,145)
Investing activities:		
Purchases of property and equipment	-	-
Accrued compensation	600,000	-
Acquisition of other assets	(5,200)	(25,000)
Capitalized water rights development costs	(1,451,022)	(178,848)
Net cash used in investing activities	(856,222)	(203,848)
Financing activities:		
Issuance of stock for cash	-	-
Capitalized interest	835,333	152,825
Payments on borrowings	(10,000)	(77,937)
Proceeds from borrowings	26,436	153,321
Net cash provided by financing activities	851,769	228,209
Net increase(decrease) in cash and cash equivalents	(12,270)	12,216
Cash and cash equivalents at beginning of period	12,314	98
Cash and cash equivalents at end of period	$ 44	$ 12,314
Supplemental cash flow information:		
Cash paid during the period for interest	$ -	$ -
Cash paid during the period for income taxes	$ -	$ -
Noncash investing and financing activities:		
Issuance of stock for acquisition of assets	$ -	$ 10,000
Accured compensation forgiven by officer	$ 1,097,251	$ -

The accompanying notes are an integral part of these financial statements.

5

Note 1 - Organization and Basis of Presentation

On December 1, 2003 we entered into a Share Exchange Agreement with Western Sierra, Inc., whereby Western Sierra, Inc. became a wholly owned subsidiary of Western Sierra Mining Corp. The agreement provided for the exchange of 20,000,000 shares of the Company's common stock for 4,000,000 shares or 100% of the outstanding common stock of Western Sierra, Inc. The shareholders of Western Sierra, Inc. owned approximately 90% of the stock of Western Sierra Mining Corp. after consummation of the transaction. Western Sierra, Inc. was subsequently dissolved and all operations transferred into Western Sierra Mining Corp.

In the opinion of management, the accompanying balance sheets and related statements of income, cash flows, and stockholders' equity, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Preparing financial statements requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management's estimates and assumptions.

Water Asset Purchase Agreement

On May 21, 2014, the Company completed the acquisition of various water rights in Northern Colorado with a combined appraised value of $40,500,000 in exchange for 11,888,560 shares of the Company's Series A Preferred Stock. SFAS 123 specifies that this transaction be recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured at the date of the transaction. Since the Company's Series A Preferred Stock is not traded and therefore has no market and since the water rights are well documented and have accompanying recent appraisals and valuation reports by certified third party appraisers and engineers, the Company has determined that the acquisition should be valued and recorded on the books based on the appraised value of $40,500,000 in accordance with SFAS 123. Since the date of acquisition, a total of $4,784,812 of costs have been capitalized in conjunction with the further development of the water rights. (See Note 3.)

6

Note 2 - Going Concern and Management's Plan

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the years ended December 31, 2020 and 2019, the Company has incurred net losses of $72,779 and $12,145, respectively. As of December 31, 2020 and 2019, the working capital deficits were ($5,567,820) and ($5,008,939), respectively, the stockholders' equity was $40,615,569 and $38,108,202, respectively and the accumulated deficit was ($30,244,220) and ($30,167,441), respectively. It is management's opinion that these matters raise substantial doubt about the Company's ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management's ability to implement a new business plan, raise additional capital as needed from the sales of stock or debt. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 3 - Summary of Significant Accounting Policies

Basis of presentation

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020 and December 31, 2019, the Company had cash and cash equivalents of $44 and $12,314, respectively. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation ("FDIC").

Property and Equipment

Provision is made for depreciation of office furniture fixtures and equipment, machinery and equipment, and building. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which are 5 to 10 years.

7

Capitalized Development Costs

In accordance with ASC 360, *Property, Plant, and Equipment,* the Company has capitalized certain costs associated with the development of its water rights. Since May 21, 2014, the date of the acquisition of the water rights, all of the Company's efforts have been focused on developing and expanding the current rights and placing them into their intended beneficial use as defined by Colorado Water Law. Likewise, in accordance with ASC 835-20, *Interest, Capitalization of Interest*, the Company has capitalized interest associated with the development of the water rights so as to obtain a measure of cost that more closely reflects the Company's total investment in the water asset and to charge a cost that relates to the acquisition of these water rights that will benefit future periods against the revenues of the future periods they will benefit. Since the date of acquisition through December 31, 2020, a total of $6,220,846 of costs have been capitalized in conjunction with the development of the water rights.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" the Company reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts.

Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired a provision is made for any expected loss on the project or property.

Based on the Company's change in business direction from mining to the development and expansion of its water rights and other natural resource related projects, a determination was made that the remaining mining properties should be classified as held for resale and their carrying values reduced accordingly. The Company recognized no impairment losses at December 31, 2020 or December 31, 2019.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped to the customer, (iii) the sales price is fixed or determinable, and (iv) its collectability is reasonably assured.

8

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – *"Compensation –Stock Compensation* ", which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company utilizes the Black-Sholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. Additionally, effective October 1, 2016, the Company adopted the Accounting Standards Update No. 2016-09 ("ASU 2016-09*"), Improvements to Employee Share-Based Payment Accounting*. Among other changes, ASU 2016-09 permits the election of an accounting policy for forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur, and the cumulative impact of this change did not have any effect on the Company's consolidated financial statements and related disclosures.

Earnings Per Share

Basic profit or (loss) per share is calculated by dividing the Company's net profit or loss applicable to common shareholders by the weighted average number of common shares issued and outstanding during the period. Diluted earnings per share is calculated by dividing the Company's net income/(loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Income (Loss)	($72,779)	($12,154)
Basic Average Number of Shares Outstanding	349,089,208	348,739,208
Basic Earnings (Loss) Per Share	$ (0.00)	$ (0.00)
Diluted Average Number of Shares Outstanding	349,089,208	348,739,208
Diluted Earnings (Loss) Per Share	$ (0.00)	$ (0.00)

9

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of goodwill and intangible assets for impairment analysis, valuation of the legal settlement reserve, valuation of stock-based compensation, the valuation of derivative liabilities and the valuation allowance on deferred tax assets.

Goodwill

The Company's goodwill is deemed to have indefinite life and, accordingly, is not amortized, but is evaluated for impairment at least annually, but more often whenever changes in facts and circumstances occur which may indicate that the carrying value may not be recoverable.

Environmental Remediation Costs

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that the Company's estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at December 31, 2020 and December 31, 2019.

10

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous release's guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous U.S. GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, (early adoption is permitted) including interim periods within those fiscal years. The Company is reviewing this pronouncement and believes adoption of this standard will not have a material impact on the Company's consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of this principle did not have an effect on the Company's Statement of Cash Flows.

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory", which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of this standard did not have a material impact on the Company's consolidated financial statements and related disclosures.

In December 2016, the FASB issued ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers". The amendments in this Update affect the guidance in Update 2014-09. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. Based on the Company's analysis the Company did not identify a cumulative effect adjustment for initially applying the new revenue standards.

In June 2018, the FASB issued ASU 2018-07, "Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting", which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. ASU 2018-07 also clarifies that Topic

11

718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted, but no earlier than our adoption of ASC 606. The Company chose to early adopt ASU 2018-07 in July 2018. The adoption of this standard had no impact on the Company's consolidated financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

NOTE 4 - Stockholders' Equity

At various stages in the Company's development we have issued shares of common stock, valued at fair market value, for services or assets with a corresponding charge to operations or property and equipment. In accordance with SFAS 123, these transactions, except for stock issued to employees, have been recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured.

Preferred Stock

12

Common Stock

NOTE 5 – <u>Water Rights</u>

On May 21, 2014, the Company completed the acquisition of various water rights in Northern Colorado with a combined appraised value of $40,500,000 in exchange for 11,888,560 shares of the Company's Series A Preferred Stock. SFAS 123 specifies that this transaction be recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured at the date of the transaction. Since the Company's Series A Preferred Stock is not traded and therefore has no market and since the water rights are well documented and have accompanying recent appraisals and valuation reports by certified third party appraisers and engineers, the Company has determined that the acquisition should be valued and recorded on the books based on the appraised value of $40,500,000 in

13

accordance with SFAS 123. Since the date of acquisition, a total of $6,220,846 of costs have been capitalized in conjunction with the further development of the water rights.

NOTE 6 – Acquisition of MPG, LLC

On August 26, 2020, the Company entered into an agreement to acquire 100% ownership of Mystere Power Group, LLC (MPG) in exchange for 25,000,000 Series A shares and 5,000,000 Series B shares. The Company also agreed to undertake a Regulation A offering from which will pay an additional $3,000,000. MPG, LLC has licensed, owns, has filed patents for, and/or controls "green" energy conservation and advanced water generation technologies. The two proprietary technologies vested into WSRC are its HVAC/refrigeration global retrofit kit program and its advanced Air-Water-Generation (AWG-1, and AWG-2) systems. The HVAC/refrigeration global retrofit kit is an integration of components that collectively reduce the power consumed by the chill cycle and air circulation elements of an HVAC system by approximately 40%. The savings also apply to commercial-industrial refrigeration and freezer plants, where the savings will be in the region of 30%. The Air-Water-Generation (AWG-1 and AWG-2) systems are proprietary water generation technologies with worldwide commercial and industrial applications. These technologies have been developed and maintained under confidential Trade Secret I.P. Agreements. Patents on various components of these technologies were filed in October 2020. The patent rights have been assigned to MPG. As of the date of this report, the Company has effectively completed its due diligence. Based in part on that due-diligence as well as progress made on other available technologies, on December 10, 2020 the Company revised the MPG Acquisition Agreement to eliminate the issuance of Series A and B shares to MPG, while at the same time incrementally expanding the scope of its MPG Acquisition Agreement to include additional technologies under the heading of the MPG "Energy Tree." The Energy Tree represents a combination of technologies with three primary applications, each representing a "branch" of The Energy Tree structure. These 3 primary branches provide a comprehensive approach to multiple consumer market categories for "green" conservation technologies: 1. Facility based electrical power generation for both on-grid and off-grid residential community and commercial complex applications; 2. A mobile application for truck and marine fleet retro-fit which converts diesel vehicles to an electrical power train; and 3. Dramatic reduction in electrical consumption through a revolutionary MPG motor/generator/compressor system in new and retrofit HVAC and Refrigeration systems.

NOTE 7 - Related Parties

14

NOTE 8 - Notes Payable	December 31, 2020	December 31, 2019
Note payable to one officer/director for funds advanced to the Company, unsecured, due January 2, 2023, bearing no interest	943,957	2,574,671
Note payable, secured by water rights, due May 21, 2015, bearing interest at 21%	2,087,184	1,867,833
Note payable, secured by water rights, due April 1, 2015, bearing interest at 40%	945,025	820,963
Note payable, secured by water rights, due March 23, 2015, bearing interest at 12%	910,586	850,733
Note payable, unsecured, due December 8, 2015, bearing interest at 10%	107,321	96,674
Note payable, secured by water rights, due May 26, 2016, bearing interest at 15%	63,283	56,983
Accrued liability, unsecured, bearing interest at 2.5%	1,743,387	1,328,066
	6,800,743	7,595,923
Less: Current portion	(5,856,786)	(5,021,252)
Long-Term Debt	$ 943,957	$2,574,671

Maturities of long-term debt are as follows:

2021	$ 943,957
Total	$ 943,957

Note 9 - Commitments and Contingencies

Operating Lease

During the years ended December 31, 2020 and December 31, 2019, the Company had no operating leases.

15

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

Except as disclosed below, the Company is unaware of any action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company's or our Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Note 10 - Income Taxes

As of December 31, 2020 and December 31, 2019, the Company had net operating loss carry forwards of approximately $30,240,220 and $30,167,441 that may be available to reduce future years' taxable income in varying amounts through 2040. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carryforwards.

The provision for Federal income tax consists of the following:

		December 31, 2020		December 31, 2019
Federal income tax benefit attributable to:				
Current Operations	$	7,741,496	$	7,722,865
Less: valuation allowance		(7,741,496)		(7,722,865)
Net provision for Federal income taxes	$	-	$	-

The cumulative tax effect at the expected rate of 25.6% of significant items comprising our net deferred tax amount is as follows:

		December 31, 2020		December 31, 2019
Deferred tax asset attributable to:				
Net operating loss carryover	$	7,741,496	$	7,722,865
Less: valuation allowance		(7,741,496)		(7,722,865)
Net deferred tax asset	$	-	$	-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $30,244,220 for Federal income tax reporting purposes are

16

subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Note 11 – Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company has evaluated events that occurred subsequent to December 31, 2020 and through the date the financial statements were issued.

Investment in Mining Project:
On June 28, 2021, the Company executed an agreement with Silver State Mining Group, Inc. ("SSMG") to acquire 70% of SSMG's common stock in exchange for $10 million which will be used to immediately initiate development of the Sage Hen Mining Claims in Western Nevada. In addition to gold and silver, the enhanced recovery system assays have indicated platinum, palladium and rhodium. WSRC and SSMG plan on building a 100 ton/day plan and then immediately increasing that to 1,100 tons/day. Projected annual net income from the 100 ton/day and 1,100 ton/day operation is $269 million and $3.2 billion respectively. Of this $10 million total required to construct the 100 ton/day plant and commence production and recovery operations, $1 million is required within 60 days, $2 million within 90 days and the balance of $7 million within 150 days.

The Sage Hen Claims encompass 640 acres within the Oreana Trend, a consistent ancient seabed that extends to depths of 1000 feet in an active mining area known to contain significant precious metals and offer a unique low risk development opportunity. Many mining groups, including Newmont, Rye Patch, Pershing, Victoria, and others have cored, mined, and expended significant resources and effort in the area. Principals of the Sage Hen Mining claims, Andy Kay and Lonnie Treadwell, have maintained active mining claims for over 20 years based upon hundreds of assays over 20,000 acres of the trend. The Sage Hen claims are located near the Relief Canyon Mine in the Oreana Trend. In addition to gold and silver, the enhanced recovery system assays have indicated platinum, palladium, and rhodium.

SSMG and WSRC will immediately commence the 90-day permitting process to obtain a five-acre disturbance permit on the 640 acre development site on which to build a $10 million, 100 ton/day Pilot Processing Plant. This facility is scheduled to be fully operational within 12 months. However, specific testing and limited development of the mining claims will commence immediately. Once the 100 ton/day Pilot Plant is established on site, SSMG and WSRC intend to file for permit approval to expand the Pilot Plant for increased capacity to process up to 1100 tons per day. Permitting for this expansion is estimated to require an additional six months.

Due to the extensive prior geological work having been completed in the area, and including the subject claims, SSMG and WSRC have determined it to be redundant to expend the time and capital to secure an NI 43-101professional report to summarize the data already shown to be consistent through over 20 engineering and assay reports completed by well-respected firms. It has been determined that rather than invest the time and capital in additional third-party reports, it would be more productive to use that investment directly in proving up the claim's reserves

17

though production. At a future date, and concurrent with the realization of actual production results, an NI 43-101 professional report will likely be commissioned to further refine exploration methodologies and aid in establishing specific areas of focus within the boundaries of the reserve. (Assay reports are posted on the SSMG web site).

Based on a subsequent report dated July 21, 2021, projected annual net income from the 100 ton/day and 1,100 ton/day operation using the Enhanced Recovery System have been increased from $269 million to $415 million and from $3.2 billion to $4.57 billion, respectively.

Based on a subsequent agreement dated July 22, 2021, the total acreage will be increased from 640 acres to 1,280 acres.

Helium Project LOI:
On July 8, 2021, the Company entered into substantive negotiations with a third party exploration company to develop the 25,000 acre FCHPA Helium Project in the Four Corners Area.

18

  FINANCIAL STATEMENTS (UNAUDITED) SEPTEMBER 30, 2021

ITEM 4 - (C-G) FINANCIAL STATEMENTS AND NOTES

WESTERN SIERRA RESOURCE CORP

Balance Sheets

(Unaudited)

ASSETS

	September 30, 2021	December 31, 2020
CURRENT ASSETS		
Cash and cash equivalents	$ 91	$ 44
Prepaid expenses	132,884	312,884
Total Current Assets	132,975	312,928
WATER RIGHTS	47,591,426	46,720,846
LAND	1,876,541	-
MINING PROPERTY AND ORE RESOURCES	406,500	406,500
OTHER ASSETS	129,774	-
Total Assets	$ 50,137,216	$ 47,440,274
STOCKHOLDERS' EQUITY		
CURRENT LIABILITIES		
Accounts payable	$ 2,082	$ 23,962
Accrued compensation	180,000	-
Current maturities of notes payable	8,273,582	5,856,786
Total Current Liabilities	8,455,664	5,880,748
LONG-TERM NOTES PAYABLE	0	943,957
Total Liabilities	8,455,664	6,824,705
STOCKHOLDERS' EQUITY		
Common stock - par value $.001 500,000,000 shares authorized; 349,089,208 and 349,089,208 shares issued and outstanding respectively	349,089	349,089
Preferred stock - par value $.001 110,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding respectively	20,000	20,000
Stock to be cancelled	(103,182)	(103,182)
Stock to be issued	1,447,895	1,447,895
Paid-in capital	69,141,987	69,141,987
Retained earnings (deficit)	(29,174,237)	(30,240,220)
Total Stockholders' Equity	41,681,552	40,615,569
Total Liabilities and Stockholders' Equity	$ 50,137,216	$ 47,440,274

The accompanying notes are an integral part of these financial statements.

WESTERN SIERRA RESOURCE CORP

Statements of Operations

(Unaudited)

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	Year Ended December 31, 2020
REVENUES			
Water access fees	$ 1,202,800	$ -	$ -
OPERATING COSTS AND EXPENSES			
Compensation	-	-	-
Professional fees	-	35,000	41,000
Exploration expenses	-	-	-
Licenses, permits, fees	-	-	-
Office expenses	2,799	709	1,137
Reporting company expenses	134,018	11,200	34,642
Total Expenses	136,817	46,909	76,779
Operating Income (Loss)	1,065,983	(46,909)	(76,779)
OTHER INCOME (EXPENSES)		-	
Interest income (expense)	-	-	-
Other income	-	-	4,000
Income before income taxes	1,065,983	(46,909)	(72,779)
Provision for income taxes	-	-	-
NET INCOME (LOSS)	$ 1,065,983	$ (46,909)	$ (72,779)
Earnings Per Share (see Note 2):			
Basic weighted average number of common shares outstanding	349,089,208	349,089,208	349,089,208
Basic income (loss) per share	$ -	$ -	$ -
Diluted weighted average number of common shares outstanding	349,089,208	349,089,208	349,089,208
Diluted income (loss) per share	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

WESTERN SIERRA RESOURCE CORP

Statement of Stockholders' Equity

(Unaudited)

	Common Stock Shares	Common Stock Amount	Preferrd Stock Shares	Preferrd Stock Amount	Stock To Be Cancelled	Stock To Be Issued	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2013	315,493,353	$ 315,493	-	$ -	$ -	$ -	$ 28,483,442	$ (18,322,374)	$ 10,476,561
Issuance of Series A shares for acquisiton of water rights (May 21, 2014)	10,000,000	10,000	11,988,560	11,989		-	39,348,112		39,370,101
Stock to be issued for acquisiton of asset (October 1, 2014)						4,858			4,858
Net loss for period								(15,298)	(15,298)
Balance, December 31, 2014	325,493,353	$ 325,493	11,988,560	$ 11,989	$ -	$ 4,858	$ 67,831,554	$ (18,337,672)	$ 49,836,222
Net loss for period								(138,097)	(138,097)
Balance, December 31, 2015	325,493,353	$ 325,493	11,988,560	$ 11,989	$ -	$ 4,858	$ 67,831,554	$ (18,475,769)	$ 49,698,125
Stock issued for acquisiton of asset (September 2, 2016)	1,500,000	1,500					3,500		5,000
Remove stock to be issued related to previous impairment (September 30, 2016)						(4,858)			(4,858)
Net loss for period								(11,663,223)	(11,663,223)
Balance, December 31, 2016	326,993,353	$ 326,993	11,988,560	$ 11,989	$ -	$ -	$ 67,835,054	$ (30,138,992)	$ 38,035,044
Issuance of Series A shares for acquisiton of water rights (September 28, 2017)			5,000	5					5
Net loss for period								(6,777)	(6,777)
Balance, December 31, 2017	326,993,353	$ 326,993	11,993,560	$ 11,994	$ -	$ -	$ 67,835,054	$ (30,145,769)	$ 38,028,272
Issuance of stock for conversion of debt (July 26, 2018)	12,964,214	12,964					24,632		37,596
Issuance of Series A shares for acquisition of water rights (October 23, 2018)			8,006,440	8,006					8,006
Net loss for period								(9,527)	(9,527)
Balance, December 31, 2018	339,957,567	$ 339,957	20,000,000	$ 20,000	$ -	$ -	$ 67,859,686	$ (30,155,296)	$ 38,064,347
Stock issued for acquisiton of asset (January 22, 2019)	2,500,000	2,500					7,500		10,000
Stock issued for acquisiton of asset (June 7, 2019)	5,000,000	5,000					5,000		10,000
Issuance of stock for conversion of debt (August 2, 2019)	1,281,641	1,282					34,718		36,000
Net loss for period								(12,145)	(12,145)
Balance, December 31, 2019	348,739,208	$ 348,739	20,000,000	$ 20,000	$ -	$ -	$ 67,906,904	$ (30,167,441)	$ 38,108,202
Issuance of stock for consulting fees (February 11, 2020)	350,000	350					34,650		35,000
103,182,825 common shares to be returned by two officers and cancelled (October 1, 2020)					(103,182)		103,182		-
103,182,825 common shares to be issued to two officers for accrued compensation (October 1, 2020)						1,135,011			1,135,011
28,444,000 common shares to be issued to two officers for prepaid compensation (October 1, 2020)						312,884			312,884
$1,104,151 in accrued compensation forgiven by an officer (October 1, 2020)							1,097,251		1,097,251
Net loss for period								(72,779)	(72,779)
Balance, December 31, 2020	349,089,208	$ 349,089	20,000,000	$ 20,000	$ (103,182)	$ 1,447,895	$ 69,141,987	$ (30,240,220)	$ 40,615,569
Net loss for period								1,065,983	1,065,983
Balance, September 30, 2021	349,089,208	$ 349,089	20,000,000	$ 20,000	$ (103,182)	$ 1,447,895	$ 69,141,987	$ (29,174,237)	$ 41,681,552

The accompanying notes are an integral part of these financial statements.

WESTERN SIERRA RESOURCE CORP

Statements of Cash Flows

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	Year Ended December 31, 2020
Operating activities:			
Net income (loss)	$ 1,065,983	$ (46,909)	$ (72,779)
Adjustments to reconcile net income/loss to net cash useed in operating activities:			
Non-cash fees/compensation	-	35,000	41,000
Impairment	-	-	-
Gain on debt settment	-	-	-
(Increase) decrease in assets:			
Other assets	-	-	-
Increase (decrease) in liabilities:			
Accounts payable	(21,880)	1,845	23,962
Accrued expenses	-	-	-
Total adjustments	(21,880)	36,845	64,962
Net cash from/(used in) operating activities	1,044,103	(10,064)	(7,817)
Investing activities:			
Initial capital funding	626,542	-	-
Accrued compensation	180,000	-	600,000
Acquisition of land	(1,876,541)	-	
Acquisition of other assets	(129,774)	(5,200)	(5,200)
Capitalized water rights development costs	(870,580)	(640,687)	(1,451,022)
Net cash used in investing activities	(2,070,353)	(645,887)	(856,222)
Financing activities:			
Issuance of stock for cash	-	-	-
Capitalized interest	468,479	635,761	835,333
Payments on borrowings	(1,202,800)	(10,000)	(10,000)
Proceeds from borrowings	1,760,618	18,006	26,436
Net cash provided by financing activities	1,026,297	643,767	851,769
Net increase(decrease) in cash and cash equivalents	47	(12,184)	(12,270)
Cash and cash equivalents at beginning of period	44	12,314	12,314
Cash and cash equivalents at end of period	$ 91	$ 130	$ 44
Supplemental cash flow information:			
Cash paid during the period for interest	$ -	$ -	$ -
Cash paid during the period for income taxes	$ -	$ -	$ -
Noncash investing and financing activities:			
Issuance of stock for acquisition of assets	$ -	$ -	$ -
Issuance of stock for payment of debt	$ -	$ -	$ -
Accured compensation forgiven by officer	$ -	$ -	$ 1,097,251

The accompanying notes are an integral part of these financial statements.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 1 - Organization and Basis of Presentation

On December 1, 2003 we entered into a Share Exchange Agreement with Western Sierra, Inc., whereby Western Sierra, Inc. became a wholly owned subsidiary of Western Sierra Mining Corp. The agreement provided for the exchange of 20,000,000 shares of the Company's common stock for 4,000,000 shares or 100% of the outstanding common stock of Western Sierra, Inc. The Shareholders of Western Sierra, Inc. owned approximately 90% of the stock of Western Sierra Mining Corp. after consummation of the transaction. Western Sierra, Inc. was subsequently dissolved and all operations transferred into Western Sierra Mining Corp.

In the opinion of management, the accompanying balance sheets and related statements of income, cash flows, and stockholders' equity, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Preparing financial statements requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management's estimates and assumptions.

Water Asset Purchase Agreement

On May 21, 2014, the Company completed the acquisition of various water rights in Northern Colorado with a combined appraised value of $40,500,000 in exchange for 11,888,560 shares of the Company's Series A Preferred Stock. SFAS 123 specifies that this transaction be recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured at the date of the transaction. Since the Company's Series A Preferred Stock is not traded and therefore has no market and since the water rights are well documented and have accompanying recent appraisals and valuation reports by certified third party appraisers and engineers, the Company has determined that the acquisition should be valued and recorded on the books based on the appraised value of $40,500,000 in accordance with SFAS 123. Since the date of acquisition, a total of $7,091,426 of costs have been capitalized in conjunction with the further development of the water rights. (See Note 3.)

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 2 - Going Concern and Management's Plan

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. For the nine months ended September 30, 2021, the Company has incurred net income of $1,065,983. As of September 30, 2021, the working capital deficit was ($7,269,682), the stockholders' equity was $41,681,552 and the accumulated deficit was ($29,174,237). It is management's opinion that these matters raise substantial doubt about the Company's ability to continue as a going concern for a period of twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon management's ability to implement a new business plan, raise additional capital as needed from the sales of stock or debt. The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 3 - Summary of Significant Accounting Policies

Basis of presentation

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2021, the Company had cash and cash equivalents of $91. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation ("FDIC").

Property and Equipment

Provision is made for depreciation of office furniture fixtures and equipment, machinery and equipment, and building. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which are 5 to 10 years.

Capitalized Development Costs

In accordance with ASC 360, *Property, Plant, and Equipment,* the Company has capitalized certain costs associated with the development of its water rights. Since May 21, 2014, the date of the acquisition of the water rights, all of the Company's efforts have been focused on developing and expanding the current rights and placing them into their intended beneficial use as defined by Colorado Water Law. Likewise, in accordance with ASC 835-20, *Interest, Capitalization of Interest*, the Company has capitalized interest associated with the development of the water rights so as to obtain a measure of cost that more closely reflects the Company's total investment in the water asset and to charge a cost that relates to the acquisition of these water rights that will benefit future periods against the revenues of the future periods they will benefit.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Since the date of acquisition through September 30, 2021, a total of $7,091,426 of costs have been capitalized in conjunction with the development of the water rights.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" the Company reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts.

Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired a provision is made for any expected loss on the project or property.

Based on the Company's change in business direction from mining to the development and expansion of its water rights and other natural resource related projects, a determination was made that the remaining mining properties should be classified as held for resale and their carrying values reduced accordingly. The Company recognized no impairment losses at September 30, 2021 and December 31, 2020.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped to the customer, (iii) the sales price is fixed or determinable, and (iv) its collectability is reasonably assured.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – *"Compensation –Stock Compensation* ", which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. The Company utilizes the Black-Sholes option pricing model and uses the simplified method to determine expected term because of lack of sufficient exercise history. Additionally, effective October 1, 2016, the Company adopted the Accounting Standards Update No. 2016-09 ("ASU 2016-09*"), Improvements to Employee Share-Based Payment Accounting*. Among other changes, ASU 2016-09 permits the election of an accounting policy for

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur, and the cumulative impact of this change did not have any effect on the Company's consolidated financial statements and related disclosures.

Earnings Per Share

Basic profit or (loss) per share is calculated by dividing the Company's net profit or loss applicable to common shareholders by the weighted average number of common shares issued and outstanding during the period. Diluted earnings per share is calculated by dividing the Company's net income/(loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Income (Loss)	($1,065,983)	($72,779)
Basic Average Number of Shares Outstanding	349,089,208	349,089,208
Basic Earnings (Loss) Per Share	$ (0.00)	$ (0.00)
Diluted Average Number of Shares Outstanding	349,089,208	349,089,208
Diluted Earnings (Loss) Per Share	$ (0.00)	$ (0.00)

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Use of estimates and assumptions
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt on accounts receivable, reserves on inventory, valuation of goodwill and intangible assets for impairment analysis, valuation of the legal settlement reserve, valuation of stock-based compensation, the valuation of derivative liabilities and the valuation allowance on deferred tax assets.

Goodwill
The Company's goodwill is deemed to have indefinite life and, accordingly, is not amortized, but is evaluated for impairment at least annually, but more often whenever changes in facts and circumstances occur which may indicate that the carrying value may not be recoverable.

Environmental Remediation Costs
Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that the Company's estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at September 30, 2021 and December 31, 2020.

Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous release's guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous U.S. GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, (early adoption is permitted) including interim periods within those fiscal years. The Company is reviewing this pronouncement and believes adoption of this standard will not have a material impact on the Company's consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. The new standard will require adoption on a retrospective basis unless it is

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

impracticable to apply, in which case it would be required to apply the amendments prospectively as of the earliest date practicable. The adoption of this principle did not have an effect on the Company's Statement of Cash Flows.

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory", which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of this standard did not have a material impact on the Company's consolidated financial statements and related disclosures.

In December 2016, the FASB issued ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers". The amendments in this Update affect the guidance in Update 2014-09. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. Based on the Company's analysis the Company did not identify a cumulative effect adjustment for initially applying the new revenue standards.

In June 2018, the FASB issued ASU 2018-07, "Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting", which expands the scope of Topic 718 to include all share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which the grantor acquires goods and services to be used or consumed in its own operations by issuing share-based payment awards. ASU 2018-07 also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted, but no earlier than our adoption of ASC 606. The Company chose to early adopt ASU 2018-07 in July 2018. The adoption of this standard had no impact on the Company's consolidated financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

NOTE 4 - Stockholders' Equity

At various stages in the Company's development we have issued shares of common stock, valued at fair market value, for services or assets with a corresponding charge to operations or property and equipment. In accordance with SFAS 123, these transactions, except for stock issued to employees, have been recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 5 – Water Rights

On May 21, 2014, the Company completed the acquisition of various water rights in Northern Colorado with a combined appraised value of $40,500,000 in exchange for 11,888,560 shares of the Company's Series A Preferred Stock. SFAS 123 specifies that this transaction be recorded on the Company's books at the fair value of the consideration received or the fair value of the common stock issued, whichever is more reliably measured at the date of the transaction. Since the Company's Series A Preferred Stock is not traded and therefore has no market and since the water rights are well documented and have accompanying recent appraisals and valuation reports by certified third party appraisers and engineers, the Company has determined that the acquisition should be valued and recorded on the books based on the appraised value of $40,500,000 in accordance with SFAS 123. Since the date of acquisition, a total of $7,091,426 of costs have been capitalized in conjunction with the further development of the water rights.

NOTE 6 – Northern Colorado Water Rights/Industrial Hemp/Construction Project

Also, and as announced by the Company on September 24, 2020, a Letter of Intent was executed with Global Hemp Group, Inc. which was renewed and expanded on November 15, 2020. This Letter of Intent contemplated a collaboration between the Companies utilizing WSRC'S $40.5 million in water assets as collateral for capital formation to implement the large-scale cultivation and processing of hemp; manufacture of hemp products; and construction of affordable homes utilizing hemp products and other "green" technologies—among them, the MPG Energy Tree technologies—to create and implement a showcase venue for myriad environmentally sustainable products and services. On February 5, 2021, a Definitive Agreement between the Company and Global Hemp Group was executed to advance the projects between the Companies. On June 15, 2021 the Company's purchase of a 44.84 acre annexed and commercially/industrially zoned site was closed at a purchase price of $1,400,000 for purposes of constructing facilities for the processing of industrial hemp and manufacture of hemp-based construction products. This property is currently in the planning and engineering phase for approval and permitting by the Town of Hayden Planning Department. A second land acquisition encompassing 166-acres of vacant, annexed land is under "hard" contract, and pending closing for purposes of developing the first phase of approximately 275 affordable single family homes utilizing hemp-based construction materials. This project is also in planning review for commencement in the Spring/Summer 2022. A third land parcel consisting of 664 contiguous acres is under "hard" contract pending closing for purposes of cultivating irrigated industrial hemp for processing and manufacture of hemp-based construction products with which to build affordable homes.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Additional property acquisitions are currently under review and consideration by the respective Boards of Western Sierra Resource Corporation and Global Hemp Group.

NOTE 7 – Acquisition of MPG, LLC

On August 26, 2020, the Company entered into an agreement to acquire 100% ownership of Mystere Power Group, LLC (MPG) in exchange for $3,000,000. On January 10, 2021, WSRC updated its acquisition agreement with MPG, LLC to include additional technologies and associated patents under the category description "Energy Tree" (ET Technologies). The negotiated price for inclusion of these additional technologies was $3,000,000, resulting in a total acquisition price for the company of $6,000,000. On November 8, 2021, the agreement was modified to cap WSRC's total investment at $1.5 million in exchange for 25% of MPG. MPG, LLC has licensed, owns, has filed patents for, and/or controls "green" energy conservation and advanced water generation technologies. The two proprietary technologies vested into WSRC are its HVAC/refrigeration global retrofit kit program and advanced Air-Water-Generation (AWG-1, and AWG-2) systems. The HVAC/refrigeration global retrofit kit is an integration of components that collectively reduce the power consumed by the chill cycle and air circulation elements of an HVAC system by approximately 40%. The savings also apply to commercial-industrial refrigeration and freezer plants, where the savings will be in the region of 30%. The Air-Water-Generation (AWG-1 and AWG-2) systems are proprietary water generation technologies with worldwide commercial and industrial applications. These technologies have been developed and maintained under confidential Trade Secret I.P. Agreements. Patents on various components of these technologies were filed in October 2020. The patent rights have been assigned to MPG. As of the date of this report, the Company has effectively completed its due diligence. Based in part on that due-diligence as well as progress made on other available technologies, on December 10, 2020 the Company revised the MPG Acquisition Agreement to eliminate the issuance of Series A and B shares to MPG, while at the same time incrementally expanding the scope of its MPG Acquisition Agreement to include additional technologies under the heading of the MPG "Energy Tree." The Energy Tree represents a combination of technologies with three primary applications, each representing a "branch" of The Energy Tree structure. These 3 primary branches provide a comprehensive approach to multiple consumer market categories for "green" conservation technologies: 1. Facility based electrical power generation for both on-grid and off-grid residential community and commercial complex applications; 2. A mobile application for truck and marine fleet retro-fit which converts diesel vehicles to an electrical power train; and 3. Dramatic reduction in electrical consumption through a revolutionary MPG motor/generator/compressor system in new and retrofit HVAC and Refrigeration systems.

Note 8 - Investment in Mining Project

On June 28, 2021, the Company executed an agreement with Silver State Mining Group, Inc. ("SSMG") to acquire 70% of SSMG's common stock in exchange for $10 million which will be used to immediately initiate development of the Sage Hen Mining Claims in Western Nevada. In addition to gold and silver, the enhanced recovery system assays have indicated platinum, palladium and rhodium. WSRC and SSMG plan on building a 100 ton/day plan and then immediately increasing that to 1,100 tons/day. Projected annual net income from the 100 ton/day and 1,100 ton/day operation is $269 million and $3.2 billion respectively.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

The Sage Hen Claims encompass 640 acres within the Oreana Trend, a consistent ancient seabed that extends to depths of 1000 feet in an active mining area known to contain significant precious metals and offer a unique low risk development opportunity. Many mining groups, including Newmont, Rye Patch, Pershing, Victoria, and others have cored, mined, and expended significant resources and effort in the area. Principals of the Sage Hen Mining claims, Andy Kay and Lonnie Treadwell, have maintained active mining claims for over 20 years based upon hundreds of assays over 20,000 acres of the trend. The Sage Hen claims are located near the Relief Canyon Mine in the Oreana Trend. In addition to gold and silver, the enhanced recovery system assays have indicated platinum, palladium, and rhodium.

SSMG and WSRC will immediately commence the 90-day permitting process to obtain a five-acre disturbance permit on the 640 acre development site on which to build a $10 million, 100 ton/day Pilot Processing Plant. This facility is scheduled to be fully operational within 12 months. However, specific testing and limited development of the mining claims will commence immediately. Once the 100 ton/day Pilot Plant is established on site, SSMG and WSRC intend to file for permit approval to expand the Pilot Plant for increased capacity to process up to 1100 tons per day. Permitting for this expansion is estimated to require an additional six months.

Due to the extensive prior geological work having been completed in the area, and including the subject claims, SSMG and WSRC have determined it to be redundant to expend the time and capital to secure an NI 43-101professional report to summarize the data already shown to be consistent through over 20 engineering and assay reports completed by well-respected firms. It has been determined that rather than invest the time and capital in additional third-party reports, it would be more productive to use that investment directly in proving up the claim's reserves though production. At a future date, and concurrent with the realization of actual production results, an NI 43-101 professional report will likely be commissioned to further refine exploration methodologies and aid in establishing specific areas of focus within the boundaries of the reserve. (Assay reports are posted on the SSMG web site).

Based on a subsequent "Assay Review and Enhanced Recovery Report" dated July 21, 2021, projected annual net income from the 100 ton/day and 1,100 ton/day operation have been increased from $269 million to $415 million and from $3.2 billion to $4.57 billion, respectively.

Based on a subsequent agreement dated July 22, 2021, the total acreage will be increased from 640 acres to 1,300 acres.

Of this $10 million total required to construct the 100 ton/day plant and commence production and recovery operations, $1 million is required within 60 days, $2 million within 90 days and the balance of $7 million within 150 days. WSRC management's level of confidence in this project is such that the $10 million cost of the 100 ton/day plant will be invested directly by WSRC's officers and directors to prevent dilution of shareholder equity in the Company. On September 27, 2021, the agreement was extended by consent of both parties.

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 9 - Investment in Helium Project

On July 7, 2021, the Company entered into substantive negotiations with a third party exploration company to develop the 25,000 acre FCHPA Helium Project in the Four Corners Area. Based on information gathered from existing wells and utilizing proprietary methodologies for interpretation of 2D and 3D seismic data, it is anticipated that Helium-rich gas is present and recoverable to varying degrees within the property's underlying five geological formations (strata). It is ultimately hoped that a Helium content of between 1% and 5% may be recoverable if the project is successful. If, in fact, Helium is present and recoverable in the quantities suggested by the data, and if 100% ownership of the Project may be acquired, the following preliminary range of projections may be possible:

Estimated Economics *(based on 100% ownership)* –

Assumption:	
Lease Acquisition	$1,250,000
Drill and Complete	$1,500,000
Total Cost	$2,750,000

Helium %	Raw Gas(MCF)/Month	Net Revenue Interest	Price/MCF Net Back	Taxes and Operations Costs - 10%	Potential Net Revenue/Month
1%	90,000	81.25%	$320	10%	$210,600.00
1.5%	90,000	81.25%	$320	10%	$315,900.00
2.0%	90,000	81.25%	$320	10%	$421,200.00
2.5%	90,000	81.25%	$320	10%	$526,500.00
3%	90,000	81.25%	$320	10%	$631,800.00
4%	90,000	81.25%	$320	10%	$842,400.00
5%	90,000	81.25%	$320	10%	$1,053,000.00

*These economics **do not** include compensation in any form due the company who has generated and is putting the Project together.*

The above FCHPA Prospect represents the kind of project being considered. Currently the opportunity exists to acquire this project under mutually acceptable terms and conditions. However, the FCHPA is subject to prior sale or withdrawal at any time. The right to replace this project with a similar helium based project is reserved.

NOTE 10 - Related Parties

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 11 - Notes Payable	September 30, 2021	December 31, 2020
Note payable to one officer/director for funds advanced to the Company, unsecured, due January 2, 2023, bearing no interest	1,031,621	943,957
Note payable, secured by water rights, due May 21, 2015, bearing interest at 21%	1,154,996	2,087,184
Note payable, secured by water rights, due April 1, 2015, bearing interest at 40%	1,012,633	945,025
Note payable, secured by water rights, due March 23, 2015, bearing interest at 12%	906,091	910,586
Note payable, unsecured, due December 8, 2015, bearing interest at 10%	109,528	107,321
Note payable, secured by water rights, due May 26, 2016, bearing interest at 15%	64,600	63,283
Note payable, unsecured, due May 21, 2021, bearing interest at 7%	244,355	-
Advances on investment	626,541	-
Note Payable, secured by land, Non-interest bearing	1,250,000	-
Accrued liability, unsecured, bearing interest at 2.5%	1,873,217	1,743,387
	8,273,582	6,800,743
Less: Current portion	(8,273,582)	(5,856,786)
Long-Term Debt	$ -	$ 943,957

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

Note 12 - Commitments and Contingencies

Operating Lease

During the nine months ended September 30, 2021 the Company had no operating leases.

Litigation

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

Except as disclosed below, the Company is unaware of any action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company's or our Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Note 13 - Income Taxes

As of September 30, 2021 and December 31, 2020, the Company had net operating loss carry forwards of approximately $29,174,237 and $30,240,220 that may be available to reduce future years' taxable income in varying amounts through 2040. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carryforwards.

The provision for Federal income tax consists of the following:

	September 30, 2021	December 31, 2020
Federal income tax benefit attributable to:		
Current Operations	$ 7,468,605	$ 7,741,496
Less: valuation allowance	(7,468,605)	(7,741,496)
Net provision for Federal income taxes	$ -	$ -

The cumulative tax effect at the expected rate of 25.6% of significant items comprising our net deferred tax amount is as follows:

WESTERN SIERRA RESOURCE CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

		September 30, 2021		December 31, 2020
Deferred tax asset attributable to:				
Net operating loss carryover	$	7,468,605	$	7,741,496
Less: valuation allowance		(7,468,605)		(7,741,496)
Net deferred tax asset	$	-	$	-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $29,174,237 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Note 14 – Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company has evaluated events that occurred subsequent to September 30. 2021 and through the date the financial statements were issued.